Exhibit 99.1

Press Release

For more information contact:

Media Relations:	Investor Relations:
Judy DeRango Wicks	Peter Holbrook
Vice President Communications	Vice President Investor Relations
Fiserv, Inc.	Fiserv, Inc.
678-375-1595	262-879-5055
judy.wicks@fiserv.com	peter.holbrook@fiserv.com

For Immediate Release

Fiserv Reports Second Quarter 2011 Results

Company adjusted internal revenue growth of 3 percent,

Payments segment growth of 5 percent;

Adjusted EPS increases 13 percent to $1.13;

2011 revenue and earnings guidance affirmed

Brookfield, Wis., July 26, 2011 – Fiserv, Inc. (NASDAQ: FISV), the leading global provider of financial services technology solutions, today reported financial results for the second quarter of 2011.

GAAP revenue in the second quarter of 2011 was $1.07 billion compared with $1.02 billion in the second quarter of 2010. Adjusted revenue increased 3 percent to $1.00 billion in the second quarter compared with $970 million in 2010. For the first six months of 2011, total GAAP revenue was $2.11 billion compared with $2.03 billion in 2010, and total adjusted revenue was $1.99 billion compared with $1.92 billion in 2010.

GAAP earnings per share from continuing operations for the second quarter of 2011 was $0.67, which included a loss from early debt extinguishment of $0.26 per share, compared with $0.85 in 2010. GAAP earnings per share from continuing operations for the first six months of 2011 was $1.45, which included a loss from early debt extinguishment and severance expenses of $0.34 per share, compared with $1.65 in 2010.

Adjusted earnings per share from continuing operations in the second quarter increased 13 percent to $1.13 compared with $1.00 in 2010. Adjusted earnings per share from continuing operations for the first six months of 2011 was up 10 percent to $2.15 compared with $1.95 in 2010.

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“Our focused execution in the quarter, highlighted by another solid performance in the Payments segment, led to continued revenue growth and double-digit gains in adjusted EPS,” said Jeffery Yabuki, President and Chief Executive Officer of Fiserv. “As important, our highly valued and differentiated solutions led us to record the largest quarterly sales attainment in the company’s history.”

Second Quarter 2011

•	Adjusted internal revenue growth was 3 percent in the quarter, consisting of 5 percent growth in the Payments segment and 2 percent growth in the Financial segment.

•	Adjusted operating margin was 29.3 percent in the quarter, up 100 basis points sequentially, and down 30 basis points compared with the prior year’s second quarter.

•	Adjusted earnings per share increased 13 percent to $1.13 in the quarter compared with $1.00 in the prior year period.

•	Free cash flow was $335 million in the first six months of 2011 compared with $353 million in the first six months of 2010, a decrease of 5 percent.

•

Fiserv entered into a definitive agreement to acquire CashEdge Inc., a leading provider of consumer and business payments solutions such as account-to-account transfer, account opening and funding, data aggregation, small business payments, and person-to-person payments, for $465 million in cash. The acquisition is expected to close by the end of the third quarter and should advance Fiserv’s digital payments and channel strategies.

•

The company repurchased 2.6 million shares of common stock in the quarter for $163 million and 6.9 million shares in the first six months of 2011 for a total of $424 million. The company also announced a new 7.5 million share repurchase authorization in the quarter and, as of June 30, 2011, had approximately 6.7 million shares remaining under the authorization.

•

The company raised $1.0 billion of proceeds in a public offering of 5-year and 10-year senior notes in the quarter with a weighted average interest rate and term of 3.8 percent and 7 years, respectively. The company used the proceeds to retire the remaining $1.0 billion of the company’s 6.125 percent senior notes due in 2012; $700 million were repurchased in June and $300 million were redeemed in July.

•

The company expanded its payments footprint in the quarter by signing 107 electronic bill payment clients and 41 debit clients. The company has signed 207 electronic bill payment clients and 94 debit clients through the first six months of the year.

•

During the quarter, 135 clients committed to offer ZashPay®, the person-to-person payments service launched by Fiserv in mid-2010. Through the first six months of the year, the company has signed 258 ZashPay clients and, as of June 30, 2011, nearly 870 financial institutions have agreed to offer the service.

•	The company’s Financial Crime Risk Management platform received “Best-in-Class” recognition in Aite Group’s “Global Anti-Money Laundering Vendor Evaluation.”

•	A number of new and expanded client relationships occurred in the quarter including:

•

City National Bank of Florida, a $4 billion institution based in Miami, selected the Premier® account processing platform as the foundation for a complete retail banking solution. The solution includes EnAct™ for enterprise sales management, Prologue™ Financial Accounting Services, Asset Liability Manager, Branch Source Capture and Card Services solutions including the ACCEL/Exchange® PIN debit network.

•	Eclipse Bank, Inc., a $133 million institution located in Louisville, Ky., chose the Precision™ account processing platform from Fiserv. The integrated solution includes Mobile Money™ for

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mobile banking, CheckFree® RXP® for electronic bill payment, AML Manager, Branch and Merchant Source Capture™ and Card Services solutions including debit processing, UChoose Rewards® for customer loyalty programs and the ACCEL/Exchange PIN debit network.

•

Fulton Financial Corporation, a $16 billion financial institution based in Lancaster, Pa., selected the SignatureTM account processing platform from Fiserv, together with AperioTM and EnAct for enterprise sales and customer relationship management. In addition, the company selected Prologue Financial Accounting Services, Construction Loan Manager and Bank Intelligence Solutions®, plus debit processing and other integrated products and services. Fulton Financial has also implemented CheckFree RXP, ZashPay and Mobile Money.

•

Jeff Davis Bank & Trust Company, headquartered in Jennings, La. with $535 million in assets, selected debit card processing, turn-key ATM Device Driving and Monitoring, and a full suite of debit risk solutions including Risk Office. A long-time Fiserv client, Jeff Davis Bank & Trust Company also uses account processing, source capture and mobile banking solutions from Fiserv.

•

Norway Savings Bank, a $945 million institution located in Norway, Maine, selected Fiserv for debit processing and its ACCEL/Exchange PIN debit network. Norway also uses Premier account processing, licensed AML Manager for fraud risk management, CheckFree RXP for bill payment, EasyLender® for loan origination, Mobile Money and ConvergeIT®: IVR.

•

Randolph-Brooks Federal Credit Union (RBFCU) of Live Oak, Tex. with $4.3 billion in assets selected the Acumen® account processing solution from Fiserv. The sixteenth-largest U.S. credit union cited the open platform’s member-centric view, modern architecture and customization capabilities as key decision factors. In addition to Acumen, RBFCU will implement other Fiserv products, including CheckFree RXP for bill payment, LynxGate® for ATM management and Next Multi-Channel Marketing for cross-selling to its 350,000 members.

•

Regions Bank, a subsidiary of the $132 billion Regions Financial Corporation, one of the nation’s largest full-service providers of consumer and commercial banking, implemented a person-to-person payment service powered by ZashPay from Fiserv. The new service allows checking and money market customers who use Regions Online Banking to send money to or receive money from anyone who has a U.S. bank account.

•

San Diego County Credit Union (SDCCU), a $5 billion financial institution, selected Mobile Money for mobile banking. The credit union also expanded its use of the CheckFree RXP platform to include same day bill payment capabilities. In addition to utilizing CheckFree RXP for consumer bill payment, SDCCU has an existing relationship with Fiserv for online banking and the ZashPay personal payment service.

•

The State Bank, based in Fenton, Mich. with $300 million in assets, engaged Fiserv for its Revenue Expansion program to help drive non-interest income, enhance customer relationships, and provide significant value to its customers with Relationship Profitability Manager for Premier®, Customer View™, Relationship Rewards and Relationship Advance™.

•

TruStone Financial Credit Union, a $665 million institution based in Plymouth, Minn. signed an agreement to implement Acumen from Fiserv to support its growth goals as well as a comprehensive suite of integrated technology solutions to drive efficiency and better serve its nearly 57,000 members. In addition to Acumen, the credit union will implement more than 20 Fiserv solutions including AML Manager for managing risk, ConvergeIT: IVR for audio response, Item Processing for check processing, Corillian Online® for online banking, CheckFree RXP for bill payment, AccountCreateSM for online account opening and Mobile Money for mobile banking.

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•

USAA, headquartered in San Antonio, Texas, with $49.7 billion in mutual fund assets and $10.2 billion in managed money assets, implemented the Unified Managed Account (UMA) platform from Fiserv. USAA will move its Mutual Fund Advisory program onto the UMA platform in late 2011. This is part of USAA’s new strategy to converge all managed account programs onto the Fiserv UMA platform, which will operate as a product-agnostic solution for all advisory programs. USAA also uses Financial Advice Solutions from Fiserv to provide its members with financial planning services and on-line goals-based financial planning tools.

Outlook for 2011

Fiserv continues to expect 2011 adjusted internal revenue growth to be in a range of 2 to 4 percent. The company also expects 2011 adjusted earnings per share to be in a range of $4.42 to $4.54, which represents growth of 9 to 12 percent over $4.05 in 2010.

“We have taken several important strategic steps this year that should further strengthen the profile of the company, and are on track to achieve our 2011 outlook,” said Yabuki.

Earnings Conference Call

The company will discuss its second quarter 2011 results on a conference call and webcast at 4 p.m. CDT on Tuesday, July 26, 2011. To register for the event, go to www.fiserv.com and click on the Q2 Earnings Webcast icon. Supplemental materials will be available in the “Investor Relations” section of the website.

About Fiserv

Fiserv, Inc. (NASDAQ: FISV) is the leading global provider of information management and electronic commerce systems for the financial services industry, driving innovation that transforms experiences for financial institutions and their customers. Fiserv is ranked No. 1 on the FinTech 100 survey of top technology partners to the financial services industry. For more information, visit www.fiserv.com.

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Use of Non-GAAP Financial Measures

We supplement our reporting of revenue, operating income, income from continuing operations and earnings per share information determined in accordance with GAAP by using “adjusted revenue,” “adjusted operating income,” “adjusted income from continuing operations,” “adjusted earnings per share,” “adjusted operating margin,” “free cash flow” and “adjusted internal revenue growth” in this earnings release. Management believes that adjustments for certain non-cash or other expenses and the exclusion of certain pass-through revenue and expenses enhance our shareholders’ ability to evaluate our performance because such items do not reflect how we manage our operations. Therefore, we exclude these items from GAAP revenue, operating income, income from continuing operations and earnings per share to calculate these non-GAAP measures.

Examples of non-cash or other items may include, but are not limited to, non-cash intangible asset amortization expense associated with acquisitions, severance costs, charges associated with early debt extinguishment, merger costs, certain integration expenses related to acquisitions and certain costs associated with the achievement of the company’s operational effectiveness objectives. We exclude these items to more clearly focus on the factors we believe are pertinent to the management of our operations, and we use this information to allocate resources to our various businesses.

Free cash flow and adjusted internal revenue growth are non-GAAP financial measures and are described on page 12. We believe free cash flow is useful to measure the funds generated in a given period that are available for strategic capital decisions. We believe adjusted internal revenue growth is useful because it presents revenue growth excluding acquired revenue and postage reimbursements in our Output Solutions business. We believe this supplemental information enhances our shareholders’ ability to evaluate and understand our core business performance.

These non-GAAP measures should be considered in addition to, and not as a substitute for, revenue, operating income, income from continuing operations and earnings per share or any other amount determined in accordance with GAAP. These non-GAAP measures reflect management’s judgment of particular items and may not be comparable to similarly titled measures reported by other companies.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated adjusted earnings per share and adjusted internal revenue growth. Statements can generally be identified as forward-looking because they include words such as “believes,” “anticipates,” “expects,” “could,” “should” or words of similar meaning. Statements that describe the company’s future plans, objectives or goals are also forward-looking statements. Forward-looking statements are subject to assumptions, risks and uncertainties that may cause actual results to differ materially from those contemplated by such forward-looking statements. The factors that may affect the company’s results include, among others: the impact on the company’s business of the current state of the economy, including the risk of reduction in revenue resulting from decreased spending on the products and services that the company offers or from the elimination of existing or potential clients due to consolidation or financial failures in the financial services industry; legislative and regulatory actions in the United States, including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations, and internationally; the company’s ability to obtain regulatory approvals for, and to close, the CashEdge acquisition on the anticipated terms and timetable, and to successfully integrate CashEdge into the company’s operations; changes in client demand for the company’s products or services; pricing or other actions by competitors; the impact of the company’s strategic initiatives; the company’s ability to comply with government regulations, including privacy regulations; and other factors included in the company’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2010 and in other documents that the company files with the SEC. You should consider these factors carefully in evaluating forward-looking statements, and are cautioned not to place undue reliance on such statements. The company assumes no obligation to update any forward-looking statements, which speak only as of the date of this press release.

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Fiserv, Inc.

Condensed Consolidated Statements of Income

(In millions, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenue
Processing and services	$884	$856	$1,746	$1,687
Product	181	166	367	343

Total revenue	1,065	1,022	2,113	2,030

Expenses
Cost of processing and services	479	457	953	919
Cost of product	145	129	295	265
Selling, general and administrative (1)	190	185	393	357

Total expenses	814	771	1,641	1,541

Operating income	251	251	472	489
Interest expense - net	(48)	(46)	(93)	(91)
Loss on early debt extinguishment (2)	(61)	—	(61)	—

Income from continuing operations before income taxes and income from investment in unconsolidated affiliate	142	205	318	398
Income tax provision	(49)	(78)	(113)	(151)
Income from investment in unconsolidated affiliate	4	3	6	6

Income from continuing operations	97	130	211	253
Loss from discontinued operations	(7)	(3)	(9)	(5)

Net income	$90	$127	$202	$248

GAAP earnings (loss) per share - diluted:
Continuing operations	$0.67	$0.85	$1.45	$1.65
Discontinued operations	(0.05)	(0.02)	(0.06)	(0.03)

Total	$0.62	$0.83	$1.39	$1.62

Diluted shares used in computing earnings (loss) per share	144.2	152.6	146.0	153.2

(1)	Selling, general and administrative expenses include an $18 million pre-tax charge ($0.08 per share) taken in the first quarter of 2011 for employee severance and related expenses.
(2)

In June 2011, the company raised $1.0 billion of proceeds in a public debt offering with a weighted average interest rate and term of 3.8% and 7 years, respectively. A portion of such proceeds were used to repurchase $700 million of its 6.125% senior notes due in 2012 (the “2012 Notes”), which resulted in a pre-tax charge of $61 million ($0.26 per share after-tax) related to the premium paid on the early retirement and other costs associated with the transaction. In July 2011, the company redeemed the remaining 2012 Notes which totaled $300 million.

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Fiserv, Inc.

Reconciliation of GAAP to Adjusted Income and

Earnings Per Share from Continuing Operations

(In millions, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

GAAP income from continuing operations	$97	$130	$211	$253
Adjustments:
Merger and integration costs	4	—	6	—
Severance costs (1)	—	—	18	—
Amortization of acquisition-related intangible assets	39	36	77	73
Loss on early debt extinguishment (1)	61	—	61	—
Tax impact of adjustments	(38)	(14)	(59)	(28)

Adjusted income from continuing operations	$163	$152	$314	$298

GAAP earnings per share - continuing operations	$0.67	$0.85	$1.45	$1.65
Adjustments - net of income taxes:
Merger and integration costs	0.02	—	0.03	—
Severance costs (1)	—	—	0.08	—
Amortization of acquisition-related intangible assets	0.18	0.15	0.34	0.30
Loss on early debt extinguishment (1)	0.26	—	0.26	—

Adjusted earnings per share	$1.13	$1.00	$2.15	$1.95

(1)	See footnotes on page 7.

See page 5 for disclosures related to the use of non-GAAP financial information. Earnings per share is calculated using actual, unrounded amounts.

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Fiserv, Inc.

Financial Results by Segment

(In millions, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Total Company
Revenue	$1,065	$1,022	$2,113	$2,030
Output Solutions postage reimbursements	(62)	(52)	(128)	(106)

Adjusted revenue	$1,003	$970	$1,985	$1,924

Operating income	$251	$251	$472	$489
Merger and integration costs	4	—	6	—
Severance costs	—	—	18	—
Amortization of acquisition-related intangible assets	39	36	77	73

Adjusted operating income	$294	$287	$573	$562

Operating margin	23.6%	24.5%	22.3%	24.1%
Adjusted operating margin	29.3%	29.6%	28.8%	29.2%

Payments and Industry Products (“Payments”)
Revenue	$579	$539	$1,159	$1,079
Output Solutions postage reimbursements	(62)	(52)	(128)	(106)

Adjusted revenue	$517	$487	$1,031	$973

Operating income	$164	$151	$320	$299

Operating margin	28.4%	28.0%	27.6%	27.7%
Adjusted operating margin	31.7%	31.0%	31.0%	30.8%

Financial Institution Services (“Financial”)
Revenue	$497	$487	$977	$959

Operating income	$153	$151	$292	$287

Operating margin	30.8%	30.9%	29.9%	29.9%

Corporate and Other
Revenue	$(11)	$(4)	$(23)	$(8)

Operating loss	$(66)	$(51)	$(140)	$(97)
Merger and integration costs	4	—	6	—
Severance costs	—	—	18	—
Amortization of acquisition-related intangible assets	39	36	77	73

Adjusted operating loss	$(23)	$(15)	$(39)	$(24)

See page 5 for disclosures related to the use of non-GAAP financial information. Operating margin percentages are calculated using actual, unrounded amounts.

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Fiserv, Inc.

Condensed Consolidated Statements of Cash Flows - Continuing Operations

(In millions, unaudited)

	Six Months Ended June 30,
	2011	2010
Cash flows from operating activities
Net income	$202	$248
Adjustment for discontinued operations	9	5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and other amortization	96	94
Amortization of acquisition-related intangible assets	77	73
Share-based compensation	21	20
Deferred income taxes	2	9
Loss on early debt extinguishment	61	—
Settlement of interest rate hedge contracts	(6)	—
Other non-cash items	(14)	(13)
Changes in assets and liabilities, net of effects from acquisitions:
Trade accounts receivable	28	58
Prepaid expenses and other assets	(34)	(6)
Accounts payable and other liabilities	(2)	(43)
Deferred revenue	(22)	(14)

Net cash provided by operating activities	418	431

Cash flows from investing activities
Capital expenditures, including capitalization of software costs	(102)	(84)
Payments for acquisitions of businesses, net of cash acquired	(49)	(8)
Other investing activities	(4)	14

Net cash used in investing activities	(155)	(78)

Cash flows from financing activities
Proceeds from long-term debt	998	—
Repayments of long-term debt, including premium and costs	(757)	(202)
Issuance of common stock and treasury stock	50	30
Purchases of treasury stock	(433)	(206)
Other financing activities	(2)	5

Net cash used in financing activities	(144)	(373)

Change in cash and cash equivalents	119	(20)
Net cash flows from discontinued operations	(7)	(5)
Beginning balance	563	363

Ending balance	$675	$338

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Fiserv, Inc.

Condensed Consolidated Balance Sheets

(In millions, unaudited)

	June 30, 2011	December 31, 2010
Assets
Cash and cash equivalents	$675	$563
Trade accounts receivable – net	547	572
Deferred income taxes	42	37
Prepaid expenses and other current assets	259	245

Total current assets	1,523	1,417

Property and equipment – net	272	267
Intangible assets – net	1,855	1,879
Goodwill	4,392	4,377
Other long-term assets	354	341

Total assets	$8,396	$8,281

Liabilities and Shareholders’ Equity
Accounts payable and accrued expenses	$518	$537
Current maturities of long-term debt	303	3
Deferred revenue	333	351

Total current liabilities	1,154	891

Long-term debt	3,350	3,353
Deferred income taxes	636	627
Other long-term liabilities	170	181

Total liabilities	5,310	5,052
Shareholders’ equity	3,086	3,229

Total liabilities and shareholders’ equity	$8,396	$8,281

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Fiserv, Inc.

Selected Non-GAAP Financial Measures

Free Cash Flow (1) (In millions, unaudited)	Six Months Ended June 30,
	2011	2010
Net cash provided by operating activities	$418	$431
Capital expenditures	(102)	(84)
Other adjustments	19	6

Free cash flow	$335	$353

(1)

Free cash flow is calculated as net cash provided by operating activities less capital expenditures and excludes the net change in settlement assets and obligations and tax-effected severance, merger and integration payments. Free cash flow also excludes payments for the settlement of interest rate hedge contracts associated with the company’s debt offering in the second quarter of 2011.

Adjusted Internal Revenue Growth (2)	Three Months Ended June 30, 2011	Six Months Ended June 30, 2011
Payments Segment	5%	5%
Financial Segment	2%	2%

Total Company	3%	3%

(2)

Adjusted internal revenue growth is measured as the increase in adjusted revenue (see page 9), excluding acquired revenue, for the current period divided by adjusted revenue from the prior year period. Acquired revenue was $5 million ($4 million in the Payments segment and $1 million in the Financial segment) for the three months ended June 30, 2011 and $7 million ($6 million in the Payments segment and $1 million in the Financial segment) for the six months ended June 30, 2011.

See page 5 for disclosures related to the use of non-GAAP financial information.

FISV-E

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